UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2018

Forestar Group Inc.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10700 Pecan Park Blvd., Suite 150,

Austin Texas 78750

(Address of principal executive offices)

Registrant’s telephone number, including area code (512) 433-5200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Facility

Effective August 16, 2018, Forestar Group Inc. (“Forestar” or the “Company”) entered into a Credit Agreement with the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”) with respect to a three-year $380 million senior unsecured revolving credit facility (the “Credit Facility” or the “Facility”). The Credit Facility has an uncommitted $190 million accordion feature which could increase the Facility to up to $570 million (subject to certain conditions and availability of additional bank commitments) and, in addition to availability for loans, provides for the issuance of letters of credit in an amount equal to the greater of (x) $100 million and (y) 50% of the total amount of credit commitments. Availability under the Facility is subject to a borrowing base determined based on the book value of the Company’s real estate assets and unrestricted cash. Pricing under the Facility is determined based on the Company’s Leverage Ratio as defined in the Credit Agreement.

The Credit Facility will mature on August 16, 2021 and includes customary affirmative and negative covenants, events of default, and financial covenants. The financial covenants require the Company to maintain a minimum level of tangible net worth, a minimum level of liquidity, and a leverage ratio below a maximum level.

The description and terms of the Credit Facility provided herein are qualified in their entirety by reference to the full and complete terms contained in the Credit Agreement governing the Facility which is attached to this Form 8-K as Exhibit 10.1. Capitalized terms not defined herein are defined in the Credit Agreement.

Amendment to Letter of Credit Facility

Effective August 16, 2018, the Company, through its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc. (“Forestar Real Estate”) amended (“First Amendment”) its secured standby letter of credit facility (the “LC Facility”) dated October 5, 2017.

The First Amendment releases Synovus Bank (“Synovus”) as an issuer of letters of credit under the LC Facility and provides that the outstanding letters of credit issued by Synovus are deemed to be outstanding letters of credit under the Company’s new Credit Facility discussed above.

The First Amendment reduces the capacity of the LC Facility from $30 million to approximately $15.4 million and provides for a corresponding release of cash collateral in the amount of approximately $13.8 million. From and after the First Amendment effective date, the LC Facility capacity and related cash collateral shall automatically be reduced by the undrawn stated amount of each letter of credit that terminates or expires by its terms or is surrendered for cancellation.

The First Amendment extends the maturity date of the LC Facility to October 5, 2019.

The foregoing description of the First Amendment to the LC Facility does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

All the information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement dated August 16, 2018 among Forestar Group Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.2	First Amendment to Letter of Credit Facility Agreement dated August 16, 2018 among Forestar (USA) Real Estate Group Inc., KeyBank National Association and Synovus Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forestar Group Inc.

Date: August 17, 2018	By:	/s/ CHARLES D. JEHL
Name: Charles D. Jehl
Title: Chief Financial Officer